Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces the Election of Mr. John Driver
to the Board of Directors

LOS ANGELES, CA – (BUSINESS WIRE) – May 13, 2022 – Broadway Financial Corporation (“Broadway” or the “Company”) (NASDAQ Capital Market: BYFC) announced today that the Board of Directors (the “Board”) of Broadway elected Mr. John Driver to the Board, effective May 13, 2022, to fill a vacancy on the Board.

Mr. Driver is currently the Chairman and Chief Executive Officer of Lynx Technology, a Smart Home IoT (Internet of Things) and digital media technology firm that powers a range of consumer electronics products, which he acquired through a management buyout in 2015 from PacketVideo, a subsidiary of Japanese public company, NTT DOCOMO.  Previously, he was the Chief Operating Officer and Chief Marketing Officer of PacketVideo, and co-founder and CEO of JoynIn.  His work experience also includes senior marketing positions at Calico Commerce, Serena Software and Sun Microsystems. Mr. Driver began his professional career as an auditor for Arthur Young & Co. (now Ernst & Young) and financial analyst at Hewlett-Packard.

He has a long history of community service through his position as Chair of the Board of Trustees of The Fleet Science Center in San Diego and President of the Stanford Multicultural Alumni Club of San Diego.  Previously, he was Chair of the Stanford Associates Board of Governors at Stanford University, and Board Member and Marketing Chair of the San Diego YMCA Overnight Camps.

Mr. Driver earned an MBA from The Tuck School of Business at Dartmouth College and a B.S. in Industrial Engineering from Stanford University.

In connection with Mr. Driver’s election to Broadway’s Board, Mr. Driver has been appointed to the Audit Committee and the Corporate Governance Committee of the Board of the Company and its wholly-owned subsidiary, City First Bank, National Association (the “Bank”), and to the Risk and Compliance Committee of the Bank.  Mr. Driver will serve as a member of the class of directors of the Company whose term expires at the Company’s 2022 annual meeting of stockholders.

Mr. Driver was nominated by the Company’s Corporate Governance Committee (the “Committee”) after a thorough review of his background, relevant experience, and professional and personal reputation, as compared to other candidates that the Committee considered.  The Committee conducted a formal search for nominees and considered recommendations from Board members and management of Broadway.

Chief Executive Officer, Brian Argrett, commented, “We are very pleased to announce that Mr. Driver has joined the Board of Broadway and the Bank.  He is a talented, experienced executive whose background includes C-level business strategy development and execution, marketing and technology expertise, financial acumen, and a commitment to community service.  I believe that he will be a valuable resource for the Board of Broadway and the Bank, and to our management team.”

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned banking subsidiary, City First Bank, National Association, which is a leading community-oriented bank in Southern California and in the Washington, D.C. market serving low-to-moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits, and retirement accounts.

Stockholders, analysts, and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 4601 Wilshire Boulevard, Suite 150, Los Angeles, CA 90010.

Contacts

Investor Relations
Brenda J. Battey, Chief Financial Officer, (323) 556-3264
Investor.relations@cityfirstbroadway.com